Exhibit 10.1

ADVANCED DRAINAGE SYSTEMS, INC.

Federal Taxpayer Identification No.: 51-0105665

4640 Trueman Blvd.

Hilliard, OH 43026

Performance Unit Award Notice and Award Agreement (“Award Agreement”)

PART I

Award Number:
Name of Participant	Plan:	2017 Omnibus Incentive Plan
Address	City	State Zip

Effective                         , 20         (“Award Date”), you have been granted a Performance Unit Award of                      units for                  shares (“Awarded Performance RSUs”) of ADVANCED DRAINAGE SYSTEMS, INC. (the “Company”) common stock, par value $0.01 per share (“Shares”), as further specified in Appendix A of this Award Agreement. These Awarded Performance RSUs are restricted, and not settled in Shares, until both the Service Condition and the Performance Condition are satisfied.

The Service Condition and the Performance Condition will be determined on the date below with respect to the Awarded Performance RSUs:

Number of Awarded Performance RSUs	Vesting Date

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement (including PART I and PART II), all of which are made a part of this document.

ADVANCED DRAINAGE SYSTEMS, INC.

Signature:	Date:

Print Name:
Title:

PARTICIPANT

Signature:	Date:

Print Name:

PART II

General Terms and Conditions

Section 1.    General Terms.

(a)    Size and Type of Award. The Restricted Stock Units for Shares covered by this Award (the “Awarded Performance RSUs”) are listed in Part I of this Award Agreement (“Award Notice”), and are subject to all of the terms and conditions of the Advanced Drainage Systems, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

(b)    409A Compliance. It is intended that the Awarded Performance RSUs granted pursuant to this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), and all provisions of this Award Agreement shall be construed, interpreted, and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. It is further intended that all payments related to, or settlements of, the Awarded Performance RSUs hereunder qualify for the “short-term deferral” exception under Section 409A.

(c)    Employment. Your employment with the Company and/or its subsidiaries constitutes adequate consideration for the issuance of the Shares to you having a value at least equal to the par value of the Shares, but the vesting conditions described below will nevertheless determine your right to acquire unrestricted ownership of the Shares to be issued upon settlement of vested Awarded Performance RSUs.

Section 2.    Vesting.

(a)    Vesting Date. The vesting date (the “Vesting Date”) for your Awarded Performance RSUs is specified in the Award Notice. On the Vesting Date, subject to the provisions of this Award Agreement (including Section 2(b) below), you will obtain the Shares to be issued upon settlement of your Awarded Performance RSUs.

(b)    Vesting Conditions. There are two conditions you must satisfy before your Awarded Performance RSUs will vest:

(i)	You must, except as otherwise provided herein, remain in continuous service with the Company and/or its subsidiaries from the Award Date through the Vesting Date (the “Service Condition”); and

(ii)	Any Performance Goal(s) specified in Appendix A of this Award Agreement must be met as of the end of the Performance Period as determined by the Committee in accordance with the terms of the Plan (the “Performance Condition”).

(c)    Forfeitures. Except as otherwise provided herein, if you terminate service with the Company and/or its subsidiaries prior to a Vesting Date, you will forfeit any Awarded Performance RSUs that are scheduled to vest on or after such termination of service date. When you forfeit Awarded Performance RSUs, all of your interest in the unvested Awarded Performance RSUs will be automatically canceled.

(d)    [Change in Control. All of the Awarded Performance RSUs not previously vested or forfeited shall immediately vest in full (and shall be deemed satisfied at the target level of the Performance Goal(s) specified in Appendix A of this Award Agreement) and all other restrictions placed on the Awarded Performance RSUs shall be removed if both (1) prior to the expiration of the Performance Period, a Change in Control occurs, and (2) at any time after the Change in Control and during the

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twenty-four (24) month period following the Change in Control, your service with the Company and/or its subsidiaries is terminated other than for Cause. As used in this Award Agreement, “Cause” means an illegal or disreputable or malfeasant conduct which, as determined by the Committee, in any significant respect impairs the reputation, good will or business position of the Company or involves the Company’s funds or other assets.]

(e)    [Death or Disability [; Termination without Cause]. If your service with the Company and/or its subsidiaries ends due to death or disability (within the meaning of Section 22(e)(3) of the Code) [or as a result of a termination by the Company other than for “Cause”] [(as defined in Section 2(d) above)] [(defined as an illegal or disreputable or malfeasant conduct which, as determined by the Committee, in any significant respect impairs the reputation, good will or business position of the Company or involves the Company’s funds or other assets)], all of the Awarded Performance RSUs not previously vested or forfeited will vest on such date of termination of service. [In addition, if your service with the Company and/or its subsidiaries ends as a result of a termination by the Company other than for “Cause” [(as defined in Section 2(d) above)] [(defined as an illegal an illegal or disreputable or malfeasant conduct which, as determined by the Committee, in any significant respect impairs the reputation, good will or business position of the Company or involves the Company’s funds or other assets)], then the Committee may, in its discretion, vest, on such date of termination of service, Awarded Performance RSUs not previously vested or forfeited.]

(f)    Definition of Service. For purposes of determining the vesting of your Awarded Performance RSUs, you will be deemed to be in the service of the Company and/or its subsidiaries for so long as you serve in any capacity as an employee, officer, non-employee director or consultant of the Company and/or its subsidiaries.

(g)    Application of Clawback Policy. Notwithstanding anything in this Award Agreement to the contrary, the Awarded Performance RSUs and any related Shares [and/or Dividend Equivalents] shall be subject to adjustment and/or recovery, in whole or in part, following the date on which they become vested and payable if and to the extent (i) required by any applicable law, rule or regulation or (ii) provided under the terms of any clawback policy or other policy of similar import adopted by the Company and in effect on the date the Awarded Performance RSUs or Shares [or Dividend Equivalents], as applicable, become vested and payable.

Section 3.    Settlement. As soon as reasonably practicable after any of the Awarded Performance RSUs vest, the Company shall, subject to the provisions of this Award Agreement, issue and deliver to you the Shares to be issued upon settlement of such vested Awarded Performance RSUs.

Section 4.    Voting and Other Rights. Except with respect to the Shares issued and delivered to you upon settlement of vested Awarded Performance RSUs, (a) you will not have the right to vote, or direct the voting of, Awarded Performance RSUs, (b) you will not have any other rights of a stockholder [(other than the right to Dividend Equivalents as described below)] and (c) you will not obtain ownership of the Shares for tax or other purposes. [Notwithstanding the foregoing, upon the issuance and delivery to you of the Shares to be issued upon settlement of vested Awarded Performance RSUs, you shall be entitled to receive Dividend Equivalents (within the meaning of, and in accordance with, Section 13.6 of the Plan).]

Section 5.    No Right to Continued Service. Nothing in this Award Agreement, or any action of the Board or Committee with respect to this Award Agreement, shall be held or construed to confer upon you any right to a continuation of service by the Company and/or its subsidiaries. You may be dismissed or otherwise dealt with as though this Award Agreement had not been entered into.

Section 6.    Taxes. Where you or any other person is entitled to receive the Shares to be issued upon settlement of vested Awarded Performance RSUs pursuant to this Award Agreement, the Company shall have the right to require you or such other person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld. Section 14.2 of the Plan is incorporated by reference herein.

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Section 7.    Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

If to the Participant, to the Participant’s address as shown in the Company’s records.

If to the Committee:

Advanced Drainage Systems, Inc.

4640 Trueman Blvd.

Hilliard, OH 43026

Attention: Compensation Committee and Corporate Secretary

Section 8.    Restrictions on Transfer. The Awarded Performance RSUs granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such Award be liable for, or subject to, debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the Participant other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan.

Section 9.    Successors and Assigns. This Award Agreement shall inure to the benefit of and shall be binding upon the Company and you and their respective heirs, successors and assigns.

Section 10.    Construction of Language. Whenever appropriate in this Award Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Award Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.

Section 11.    Governing Law. This Award Agreement shall be construed, administered and enforced according to the laws of the State of Ohio without giving effect to the conflict of law principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in Franklin County, Ohio shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting the Award granted under this Award Agreement, you, and any other person claiming any rights under this Award Agreement, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 12.    Amendment. This Award Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

Section 13.    Plan Provisions Control. This Award Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Award Agreement, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Award other than the Plan, this Award Agreement, or any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Award Agreement.

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Section 14.    Execution of Executive Responsibility Agreement. The grant of the Awarded Performance RSUs pursuant to this Award Agreement is contingent upon the execution by you, the Participant, of an Executive Responsibility Agreement with the Company in form and substance satisfactory to the President of the Company, if such an Executive Responsibility Agreement has not already been executed and delivered to the Company.

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APPENDIX A TO PERFORMANCE UNIT AWARD NOTICE AND AWARD AGREEMENT

[Insert Performance Condition(s) as determined by the Committee, including Performance Period and Performance Goal(s) to be achieved during Performance Period]

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